As filed with the Securities and Exchange Commission on April 26, 2010

Registration No. 333-165783

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHINA-METRO RURAL HOLDINGS LIMITED

(Exact name of registrant as specified in its charter)

British Virgin Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 2208-14, 22/F, Sun Life Tower, The Gateway

15 Canton Road, Tsimshatsui, Kowloon, Hong Kong

(Address of Principal Executive Offices)

Consulting Agreement between China Metro-Rural Holdings Limited (formerly Man Sang International

(B.V.I.) Limited) and Wang Lin Hui

(Full title of the plan)

National Registered Agents, Inc.

875 Avenue of the Americas, Suite 501

New York, New York 10001

(Name and address of agent for service)

(845) 398-0900

(Telephone number, including area code, of agent for service)

With copies to:

Mr. Cheng Chung Hing, Ricky

President and Chairman of the Board of Directors

China Metro-Rural Holdings Limited

Suite 2208-14, 22/F, Sun Life Tower, The Gateway

15 Canton Road, Tsimshatsui, Kowloon, Hong Kong

Telephone: (852) 2317 9888

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Registration Statement on Form S-8 is being filed by China Metro-Rural Holdings Limited (the “Registrant”) in order to amend the Registration Statement on Form S-8 (Registration No. 333-165783) that was filed by the Registrant with the Securities and Exchange Commission on March 30, 2010 (the “Registration Statement”). The Registration Statement registered 300,000 ordinary shares of the Registrant, par value US$0.001 per share (“Ordinary Shares”), that were issuable pursuant to that certain Consulting Agreement, dated as of March 11, 2010, by and between the Registrant and Mr. Wang Lin Hui (the “Consulting Agreement”).

All 300,000 of the Ordinary Shares issuable pursuant to the Consulting Agreement have been issued and no further securities of the Registrant will be issued pursuant to the Consulting Agreement. Accordingly, the offering contemplated by the Registration Statement has terminated and the Registrant is hereby amending the Registration Statement to reflect that all securities of the Registrant previously registered and offered under the Registration Statement have been sold.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Kowloon, Hong Kong, on April 26, 2010.

CHINA METRO-RURAL HOLDINGS LIMITED

By:	/s/ Sio Kam Seng
Name:	Sio Kam Seng
Title:	Executive Director and Deputy Chairman, Chief Executive Officer

Signature of Authorized Representative in the United States

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of China Metro-Rural Holdings Limited, has signed this registration statement or amendment thereto in the City of Tappan, State of New York, on April 26, 2010.

NATIONAL REGISTERED AGENTS, INC.

By:	/s/ Patrick J. O’Neill
Name:	Patrick J. O’Neill
Title:	Vice President